Exhibit 99.1

                              FOR IMMEDIATE RELEASE

                Balchem Corporation Enters Into License Agreement

New Hampton, New York. November 14, 2005. Balchem Corporation (Amex:BCP) has entered into a license agreement with the Project Management and Development Co., Ltd. (PMD) of Saudi Arabia, for the use of Balchem's proprietary technology in construction and operation of an aqueous choline chloride manufacturing plant.

Under the license, PMD will construct the plant as part of PMD's Al-JuBail, Saudi Arabia petrochemical facility, currently scheduled for completion in 2008. The choline chloride plant will have an anticipated annual capacity of 20,000 metric tons, utilizing Balchem's state-of-the-art continuous manufacturing technology. The plant will serve global markets, with Balchem having certain distribution rights with respect to PMD's finished choline chloride products for North America.

Dino A. Rossi, President and CEO of Balchem, said, "the capacity expansions in Saudi Arabia are part of a significant petrochemical growth platform, in which we are excited to be participating. We look forward to helping PMD meet the growing global demand for choline chloride."

For further details of the License Agreement, please refer to Balchem Form 8-K filing with the US Securities and Exchange Commission (www.sec.gov).

About Balchem

Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional segment provides proprietary microencapsulation and agglomeration solutions to an expanding variety of applications. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements

This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2004. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:   Frank Fitzpatrick, Chief Financial Officer
           Telephone:  845-326-5600
           e-mail:  bcpexec@balchemcorp.com